ACCOUNTANTS' CONSENT


The Board of Directors
National Auto Finance Company, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 of National Auto Finance Company, Inc. of our report dated February 28, 1997 relating to the consolidated balance sheets of National Auto Finance Company, L.P. as of December 31, 1996 and 1995 and the related consolidated statements of income (loss), statements of partners' capital and cash flows for each of the years in the two year period ended December 31, 1996 and the period October 1, 1994 (inception) to December 31, 1994, which report appears in the December 31, 1996 annual report on Form 10-K of National Auto Finance Company, Inc.

                                          KPMG PEAT MARWICK LLP


Fort Lauderdale, Florida
March 25, 1997